Exhibit 10.1

VeraSun Energy Corporation

Senior Management Retention Plan

1. General Purpose of the Plan. This Senior Management Retention Plan (this “Plan”) is for the benefit of certain management employees of VeraSun Energy Corporation, a South Dakota corporation, or a subsidiary of VeraSun Energy Corporation (collectively, the “Company”), and has been established by the Company to reinforce and encourage the continued attention and dedication of members of the Company’s management team to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change in Control (as defined on Attachment A hereto) on or prior the third anniversary of the date (the “Effective Date”) this Plan is adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

2. Administration. This Plan will be administered by the Committee. The Committee shall have the authority and discretion, subject to the terms of this Plan, to interpret and make all necessary determinations under this Plan.

3. Determination of Participants. The participants in the Plan shall be the executive officers of the Company and such other key employees, as selected by the Chief Executive Officer, that are, in each case, employees of the Company as of the Effective Date. Each employee that is selected to be a participant in the Plan will receive a written notice from the Company regarding his or her participation in the Plan. Upon a Change in Control, each participant that is either (a) employed by the Company at the time of the Change in Control or (b) for those employees that have entered into a Change in Control Agreement with the Company or any subsidiary of the Company, employed by the Company at the time of the Change in Control or eligible to receive the Severance Benefit or Severance Payments (as such terms are defined in the Change in Control Agreements) pursuant to such Change in Control Agreement (each, an “Eligible Participant”) will receive a payment from the Company calculated in the manner provided in Section 4.

4. Determination of Payment Amount. The amount to be paid by the Company to Eligible Participants pursuant to the Plan shall equal the Eligible Participant’s “Net Payment Amount.” The Net Payment Amount shall equal the Eligible Participant’s “Expected Gain” minus the Eligible Participant’s “Realized Gain,” if any (as each such terms are defined below).

(a) Expected Gain. An Eligible Participant’s “Expected Gain” shall equal the sum of the “Expected Option Gain” and the “Expected Stock Gain” (as such terms are defined below).

(i) Expected Option Gain. For stock option award agreements (whether unvested, partially vested or fully vested) that were granted to the Eligible Participant prior to the Effective Date and provide the Eligible Participant the right to purchase shares of the Company’s common stock (the “Eligible Option Grants”), the “Expected Option Gain” shall equal to the sum of the Black-Scholes or other fair value of each stock option granted pursuant to the Eligible Option Grant calculated as of the grant date, respectively, and as reflected in the financial statements of the Company at the time of the grant, or, if no grant date fair value was required to be reflected in such financial statements, the grant date fair value which would have been recognized in respect of such option using the assumptions utilized to determine such value in the financial statements of the Company issued most recently prior to the Effective Date.

(ii) Expected Stock Gain. For restricted stock award agreements (whether unvested, partially vested or fully vested) that were granted pursuant to the Eligible Participant prior to the Effective Date (the “Eligible Stock Grants”), “Expected Stock Gain” shall equal the product of the (x) the number of shares granted to the Eligible Participant pursuant to Eligible Stock Grants times (y) the price per share of the Company’s common stock on the date of each such Eligible Stock Grant, based on closing price of the Company’s common stock on such date.

(b) Realized Gain. An Eligible Participant’s “Realized Gain” shall equal the sum of the “Realized Option Gain” and the “Realized Stock Gain” (as such terms are defined below).

(i) Realized Option Gain. For each stock option (whether unvested, partially vested or fully vested) granted pursuant to the Eligible Option Grants, the “Realized Option Gain” shall equal the sum of positive difference(s), if any, between (x) the “Change in Control Price” (as defined below) minus (y) the exercise price of each stock option granted pursuant to the Eligible Option Grants.

(ii) Realized Stock Gain. For each share of restricted stock (whether unvested, partially vested or fully vested) granted pursuant Eligible Stock Grants, the “Realized Stock Gain” shall equal the product of (x) the number of shares granted to the Eligible Participant pursuant to Eligible Stock Grants times (y) the Change in Control Price.

The “Change in Control Price” shall be determined by the Committee based on the market value of the cash and/or other consideration received by Company’s shareholders in connection with the Change in Control or, if the Committee is not able to establish a Change in Control Price based on the market value of the cash and/or other consideration received by the Company’s shareholders, the Change in Control Price shall be determined in good faith by the Committee. The Committee’s determination shall be final.

5. Timing of Payment. The Net Payment Amount, if any, payable to Eligible Participants pursuant to this Plan will be paid by the Company to such Eligible Participants within five (5) days following the occurrence of a Change in Control.

6. Parachute Tax Treatment. Notwithstanding any provision of any plan or agreement between the Company and a Participant (including, without limitation, any “Change of Control Agreement” between a Participant and the Company); if the Participant receives any payments pursuant to the Plan and any of the payments or benefits received or to be received by such Participant, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company or its subsidiaries, (all such payments and benefits, excluding the Gross-Up Payment described below, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company shall pay to the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments Any Gross-Up Payment shall be payable to the Participant within sixty (60) days following the imposition of the Excise Tax on the Participant. The determination of any payment due to a Participant pursuant to this Section 6 shall be made in good faith by the Company’s independent auditor immediately prior to the Change in Control.

7. Company’s Obligations. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any awards under this Plan. No amounts will be payable under the Plan in respect of any Change in Control which occurs following the third anniversary of the Effective Date. The Company is not obligated to enter into a Change in Control transaction and, if no such transaction occurs on or prior to the third anniversary of the Effective Date, the benefits provided in this Plan will be of no further force or effect.

8. Taxes. To the extent required by law, the federal, state and local taxes of any kind required by law to be withheld from any payment of any kind due to the participant pursuant to the Plan shall be so withheld. It is the intention of the Company that any payments pursuant to this Plan not result in taxation of Participants as a result of the operation of Section 409A of the Internal Revenue Code of 1986, as amended, due to the status of the payments as short-term deferrals for purposes of such section, and the Plan shall be construed in accordance with such intention.

9. Other Provisions. This Plan is intended to supplement, and not replace, all other existing management incentive plans of the Company. For the avoidance of doubt, amounts paid pursuant a Participant’s individual employment agreement, Change in Control Agreement or similar agreement shall not be reduced or offset by the benefits payable to the Participant pursuant to this Plan. Any amounts payable under this Plan will not constitute salary or compensation for the purposes of any other employee benefit plan maintained by the Company or any subsidiary. This Plan does not confer upon any Participant any right to continue in the employ of the Company or any subsidiary. This Plan shall be governed by the laws of the State of South Dakota, without giving effect to any choice of law or conflict of law provision.

10. Amendment; Termination. This Plan shall terminate if a Change in Control does not occur on or prior to the third anniversary of the Effective Date. The Committee may at any time amend this Plan, but no amendment may impair the rights (or contingent rights) of any participant without his or her consent.

Adopted May 9, 2008

ATTACHMENT A

For purposes of this Plan “Change in Control” shall mean the occurrence of any of the following events:

(i) The approval by the shareholders of the Company of: (A) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the surviving or continuing entity immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (D) any issuance (in one transaction or series of related transactions) of Voting Securities by the Company (other than for cash) representing fifty percent (50%) or more of the voting power of the Voting Securities outstanding immediately before such issuance;

(ii) At any time during a period of two (2) consecutive years, individuals who at the Effective Date constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii) Any Person (as defined below) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

“Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board of Directors of the Company, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) a participant acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in

Control otherwise described under subparagraph (i)(A) above, or (2) a participant is part of a group that constitutes Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (iii) above.